Exhibit 21.1

Subsidiaries of Nikola Corporation

Subsidiary	Jurisdiction

Nikola Subsidiary Corporation	Delaware

Nikola Motor Company, LLC	Arizona

4141 East Broadway RD LLC	Arizona

Nikola AG23 LLC	Arizona

Nikola Powersports, LLC	Arizona

Nikola Energy Company, LLC	Arizona

Nikola Thunderbird LLC	Arizona

Nikola Gmbh	Germany

Romeo Power, Inc.	Delaware

Romeo Systems Inc	Delaware

Romeo Systems Technology, LLC	Delaware

Hyla Hydrogen LLC	Delaware

Free Form Factory, Inc.	New York

Nikola Desert Logistics LLC	Arizona

Nikola Phx Hub Holdings, LLC	Delaware

Nikola Phx Hub LLC	Delaware

Nikola Properties, LLC	California

Nikola H2 2081 W Placentia Lane LLC	California

Nikola Cash Holdings, LLC	Arizona

Nikola Motor Canada, Inc.	Alberta, Canada

Nikola Holdings Europe B.V.	Netherlands

Nikola Properties Europe B.V.	Netherlands